UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 11, 2022

SCWORX CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor New York, New York 10022

(Address of Principal Executive Offices)

(844) 472-9679

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	WORX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Definitive Settlement Agreements Executed in Settlement of Class and Derivative Action Litigation

Background – Class Action

As previously disclosed, on April 29, May 27 and June 23, 2020, a series of securities class action cases were filed in the United States District Court for the Southern District of New York against Company and the Company’s former CEO. These three class actions were consolidated on September 18, 2020 and Daniel Yannes was designated lead plaintiff. A consolidated Amended Complaint was filed on October 19, 2020. The consolidated action was captioned Daniel Yannes, individually and on behalf of all others similarly situated, Plaintiff (“Plaintiff”) vs. SCWorx Corp. and Marc S. Schessel (“Schessel”), Defendants.

On December 20, 2021, the Company and Mr. Schessel entered into a binding agreement with the Plaintiff to settle the litigation. This agreement was subject to negotiation and execution of a definitive settlement agreement.

Final Settlement Agreement – Class Action

On February 11, 2022, the Company and Mr. Schessel (“Defendants”) entered into a definitive settlement agreement with the Plaintiff, which settles all claims raised in the litigation (“Class Action Settlement” or “Settlement”). As stated on December 20, 2021, and under the terms of the Class Action Settlement, (i) the insurers for the Company and Schessel will make a cash payment to the Plaintiff and (ii) the Company will issue $600,000 worth of common stock to the class Plaintiffs, in exchange for which all parties will be released from all claims related to the securities class action litigation. Once the Company issues the $600,000 worth of stock, the Company believes it will have satisfied its obligations with respect to the payment of the $750,000 accrued retention liability applicable to its D&O insurance policy. This Class Action Settlement has been submitted to the court for preliminary approval.

Subject to the approval of the Court and the terms and conditions expressly provided within the Class action Settlement , such Settlement fully, finally and forever compromise, settle, release, resolve and dismiss with prejudice all claims asserted in the Class Action against Defendants. Neither the Class Action Settlement nor any of the terms thereof constitute an admission or finding of any fault, liability, wrongdoing, or damages whatsoever or any infirmity in the defenses that Defendants have, or could have, asserted. Defendants have determined that it is desirable and beneficial to them that the Action be settled in the manner and upon the terms and conditions set forth in the Settlement. The Company’s decision to settle the Class Action was based on the conclusion that further litigation would be protracted and expensive, with the uncertainty and risks inherent in any litigation and the determination that it is desirable and beneficial to settle the Class Action in the manner and upon the terms and conditions set forth in this Settlement and to put the released claims to rest finally and forever, without in any way acknowledging any wrongdoing, fault, liability or damages to lead plaintiff or the Class Action settlement class.

Background – Derivative Action

As previously disclosed, on June 15, August 21, and September 30, 2020, a series of shareholder derivative cases were filed against us (as nominal defendant) and certain of our directors (Marc S. Schessel, Charles K. Miller, Steven Wallitt and Robert Christie (the “Director Defendants”)) in the United States District Court for the Southern District of New York, New York State Supreme Court and the Chancery Court in Delaware.

On December 24, 2021, the Company and the Director Defendants entered into a binding agreement with the shareholder derivative plaintiffs to settle the derivative litigation. This agreement was subject to negotiation and execution of a definitive settlement agreement.

Settlement Agreement – Derivative Action

On February 15, 2022, the Company and the Director Defendants executed a definitive settlement Agreement (the “Derivative Settlement”). Under the terms of the Derivative Settlement, (i) the insurers for the Director Defendants will make a cash payment to legal counsel for the shareholder derivative Plaintiffs to cover their legal fees and (ii) the Company will adopt certain corporate governance reforms within 60 days of court approval of the settlement, in exchange for which all parties will be released from all claims related to the derivative class action litigation. This Derivative Settlement, subject to court approval, is intended to fully, finally, and forever resolve, discharge, and settle all released claims upon the terms and subject to the conditions set forth therein. The Director Defendants have denied and continue to deny each and every claim and contention alleged by Plaintiffs in the Derivative Actions. The Individual Defendants have expressly denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Derivative Actions. Nonetheless, Defendants have concluded that it is desirable for the Derivative Actions to be fully and finally settled in the matter and upon the terms and conditions set forth in the Derivative Settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2022

SCWorx Corp.

By:	/s/ Timothy A. Hannibal
Name: Title:	Timothy A. Hannibal Chief Executive Officer